Hologic Announces Financial Results for Second Quarter Fiscal 2015

– Revenues of $655.5 Million Grow 4.9% on a Reported Basis, 7.2% in Constant Currency –

– Company Records GAAP EPS of $0.17, Non-GAAP EPS of $0.41 –

– Company Raises Full-Year Revenue and Earnings Guidance –

BEDFORD, Mass., April 29, 2015 /PRNewswire/ -- Hologic, Inc. (NASDAQ: HOLX) announced today the Company's financial results for the second fiscal quarter ended March 28, 2015. Quarterly revenues of $655.5 million increased 4.9% on a reported basis, and 7.2% on a constant currency basis. Non-GAAP earnings per share (EPS) increased 10.8%, to $0.41.

"We posted strong organic revenue growth across the board for a second straight quarter, while profitability increased at an even faster rate," said Steve MacMillan, Hologic's President and Chief Executive Officer. "As a Company, we have come a long way in a short period of time. While we focus on continuing to improve our performance, we are increasingly confident in our people and products, and are therefore further raising our financial outlook for the year."

Key financial results for the second fiscal quarter are shown below. Throughout this press release, all dollar figures except EPS are in millions. Unless otherwise noted, all results are for the second quarter of fiscal 2015, are on a reported basis, and are compared to the prior year period.

	GAAP			Non-GAAP
	Q2'15	Q2'14	Change (Reported)	Q2'15	Q2'14	Change (Reported)
Revenues	$655.5	$625.0	4.9%	$655.5	$625.0	4.9%
Gross Margin	51.3%	45.1%	620 bps	63.4%	62.5%	90 bps
Operating Expenses	$226.2	$231.9	(2.5%)	$195.9	$187.9	4.3%
Operating Margin	16.8%	8.0%	880 bps	33.5%	32.4%	110 bps
Net Income (Loss)	$47.8	($16.8)	N/M	$118.9	$103.1	15.3%
Diluted EPS	$0.17	($0.06)	N/M	$0.41	$0.37	10.8%

Revenue Detail

Revenues grew in all four business segments in the second fiscal quarter, and increased 7.2% on a constant currency basis:

$s in millions	Q2'15	Q2'14	Change (Reported)	Change (Constant Currency)
Diagnostics	$296.7	$290.8	2.0%	4.1%
Breast Health	$255.5	$238.7	7.0%	9.4%
GYN Surgical	$79.1	$72.0	9.8%	11.9%
Skeletal Health	$24.2	$23.5	3.3%	8.1%
Total	$655.5	$625.0	4.9%	7.2%

Other revenue highlights from the second quarter of fiscal 2015 include:

  U.S. revenues of $495.2 million increased 6.8%, while international revenues of $160.3 million declined (0.7%).  On a constant currency basis, international revenues increased 8.0%.
  In Breast Health, revenue from breast imaging products and related service increased 11.4% on a reported basis, and 13.8% on a constant currency basis, as customers continued to adopt Hologic's Genius 3D mammography.
  In Diagnostics:
    Molecular diagnostics sales increased 6.4% on a reported basis, and 7.9% on a constant currency basis, driven mainly by Aptima women's health products on the fully automated Panther and Tigris platforms.
    Cytology and perinatal sales declined (5.2%) on a reported basis, and (1.5%) on a constant currency basis, as declines in ThinPrep sales continued to moderate.
    Blood screening revenue from our partner Grifols increased 8.3%, mainly due to new business with the Japanese Red Cross.
  In GYN Surgical, MyoSure system sales increased by 33.9% on a reported basis and 35.2% on a constant currency basis.  NovaSure system sales declined by (0.1%) on a reported basis and increased by 2.5% on a constant currency basis.
  Approximately 61% of total revenues were from disposables, 22% were from capital equipment, and 17% were from service and other.

Expense Detail

Gross margin was 51.3% on a GAAP basis, and 63.4% on a non-GAAP basis. On a non-GAAP basis, gross margin improved mainly due to strong sales growth in the U.S. market, and favorable product mix in the Breast Health division.

Operating expenses were $226.2 million on a GAAP basis, and $195.9 million on a non-GAAP basis. The 4.3% increase in non-GAAP operating expenses resulted mainly from higher research and development investment in the Diagnostics business, and increased marketing spending in the Breast Health division. These increases were offset by lower general and administrative expenses.

Adjusted non-GAAP earnings before interest, taxes, depreciation and amortization (EBITDA) were $238.6 million in the second quarter, an increase of 7.3%.

Balance Sheet and Cash Flows

Hologic continues to focus on reducing its debt. Total debt outstanding at the end of the second fiscal quarter was $3,939.8 million, a $327.9 million decrease from the end of fiscal 2014. The Company ended the quarter with cash and equivalents of $675.1 million.

Operating cash flow was $157.8 million, while free cash flow, defined as operating cash flow less capital expenditures, was $139.2 million.

Updated Financial Guidance

Based on its strong performance in the second quarter of fiscal 2015, Hologic is raising its full year 2015 revenue and non-GAAP EPS guidance, as shown in the table below. The guidance for reported results is based on recent foreign exchange rates. Percentage changes from the prior year exclude the one-time benefit associated with amending the Roka license agreement, which added $20.1 million of revenue and $0.05 of EPS to the fourth quarter of fiscal 2014.

	New Guidance	Last Guidance From 1/28/15	New Guidance vs. Prior Year (As Reported)	New Guidance vs. Prior Year (Constant Currency)
Revenues	$2,600 to $2,620 million	$2,570 to $2,600 million	3.6% to 4.4%	5.8% to 6.6%
Non-GAAP EPS	$1.57 to $1.59	$1.54 to $1.57	7.5% to 8.9%	11.6% to 13.0%

Since Hologic last provided financial guidance on January 28, 2015, the US dollar has continued to strengthen. If the dollar were at the same level today as it was in January, the Company's new revenue guidance would have been approximately $9 million higher, and its new EPS guidance would have been about $0.01 higher.

For the third quarter of fiscal 2015, Hologic now expects:

	Guidance	Change vs. Prior Year Period (As Reported)	Change vs. Prior Year Period (Constant Currency)
Revenues	$645 to $655 million	2.0% to 3.5%	4.7% to 6.3%
Non-GAAP EPS	$0.38 to $0.39	2.7% to 5.4%	8.1% to 10.8%

Use of Non-GAAP Financial Measures

The Company has presented the following non-GAAP financial measures in this press release: constant currency revenues; non-GAAP gross margin; non-GAAP operating expenses; non-GAAP operating margin; non-GAAP net income; non-GAAP EPS; and adjusted EBITDA. The Company defines its non-GAAP net income, EPS, and other non-GAAP financial measures to exclude, as applicable: (i) the amortization of intangible assets and impairment of goodwill and intangible assets; (ii) acquisition-related charges and effects, such as charges for contingent consideration, transaction costs, integration costs including retention, and credits and/or charges associated with the write-up of acquired inventory and fixed assets to fair value; (iii) non-cash interest expense related to amortization of the debt discount from the equity conversion option of the convertible notes; (iv) restructuring and divestiture charges; (v) debt extinguishment losses and related transaction costs; (vi) litigation settlement charges (benefits); (vii) other-than-temporary impairment losses on investments; (viii) other one-time, non-recurring, unusual or infrequent charges, expenses or gains that may not be indicative of the Company's core business results; and (ix) income taxes related to such adjustments. The Company defines adjusted EBITDA as its non-GAAP net income plus net interest expense, income taxes, and depreciation and amortization expense included in its non-GAAP net income.

The Company believes the use of non-GAAP financial measures is useful to investors by eliminating certain of the more significant effects of its acquisitions and related activities, non-cash charges resulting from the application of GAAP to convertible debt instruments with cash settlement features, charges related to debt extinguishment losses, investment impairments, litigation settlements, and restructuring and divestiture initiatives. These non-GAAP measures also reflect how Hologic manages its businesses internally. In addition to the adjustments set forth in the calculation of the Company's non-GAAP net income and EPS, its adjusted EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. As with the items eliminated in its calculation of non-GAAP net income, these items may vary for different companies for reasons unrelated to the overall operating performance of a company's business. When analyzing the Company's operating performance, investors should not consider these non-GAAP financial measures as a substitute for net income prepared in accordance with GAAP.

Future Non-GAAP Adjustments

Future GAAP EPS may be affected by changes in ongoing assumptions and judgments, and may also be affected by non-recurring, unusual or unanticipated charges, expenses or gains, which are excluded in the calculation of the Company's non-GAAP EPS guidance as described in this press release. It is therefore not practicable to reconcile non-GAAP EPS guidance to the most comparable GAAP measure.

Conference Call and Webcast

Hologic's management will host a conference call at 4:30 p.m. ET today to discuss its second quarter fiscal 2015 operating results. Approximately 10 minutes before the call, dial 877-675-4751 (US and Canada) or 719-325-4802 (international) and enter access code 1755131. A replay will be available starting two hours after the call ends through May 29, 2015, at 888-203-1112 or 719-457-0820 for international callers, access code 1755131. The Company will also provide a live webcast of the call at www.investors.hologic.com/investors-overview. A PowerPoint presentation related to the conference call will be posted to the same site.

About Hologic, Inc.

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic products, medical imaging systems and surgical products. The Company's core business units focus on diagnostics, breast health, GYN surgical, and skeletal health. With a unified suite of technologies and a robust research and development program, Hologic is dedicated to The Science of Sure. For more information on Hologic, visit www.hologic.com.

Hologic, Genius 3D mammography, Aptima, ThinPrep, MyoSure, NovaSure, Panther, Tigris, The Science of Sure, and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statements

This News Release contains forward-looking information that involves risks and uncertainties, including statements about the Company's plans, objectives, expectations and intentions. Such statements include, without limitation: financial or other information included herein based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; the Company's strategies, positioning, resources, capabilities, and expectations for future performance; and the Company's outlook and financial and other guidance. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

Risks and uncertainties that could adversely affect the Company's business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: the ability of the Company to successfully manage leadership and organizational changes, including the ability of the Company to attract, motivate and retain key employees; U.S., European and general worldwide economic conditions and related uncertainties; the Company's reliance on third-party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement and uncertainties for new products or product enhancements; uncertainties regarding healthcare reform legislation, including associated tax provisions, or budget reduction or other cost containment efforts; changes in guidelines, recommendations and studies published by various organizations that could affect the use of the Company's products; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the risk that products may contain undetected errors or defects or otherwise not perform as anticipated; risks associated with strategic alliances and the ability of the Company to realize anticipated benefits of those alliances; risks associated with acquisitions, including, without limitation, the Company's ability to successfully integrate acquired businesses, the risks that the acquired businesses may not operate as effectively and efficiently as expected even if otherwise successfully integrated, and the risks that acquisitions may involve unexpected costs or unexpected liabilities; the risks of conducting business internationally; the risk of adverse exchange rate fluctuations on the Company's international activities and businesses; manufacturing risks, including the Company's reliance on a single or limited source of supply for key components, and the need to comply with especially high standards for the manufacture of many of its products; the Company's ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for certain of the Company's products; the Company's leverage risks, including the Company's obligation to meet payment obligations and financial covenants associated with its debt; risks related to the use and protection of intellectual property; expenses, uncertainties and potential liabilities relating to litigation, including, without limitation, commercial, intellectual property, employment and product liability litigation; technical innovations that could render products marketed or under development by the Company obsolete; and competition.

The risks included above are not exhaustive. Other factors that could adversely affect the Company's business and prospects are described in the filings made by the Company with the SEC. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

Contact

Michael Watts
Vice President, Investor Relations and
Corporate Communications
(858) 410-8588

HOLOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except number of shares, which are reflected in thousands, and per share data)

	Three Months Ended		Six Months Ended
	March 28, 2015	March 29, 2014	March 28, 2015	March 29, 2014

Revenues:
Product	$546.4	$521.1	$1,093.0	$1,033.5
Service and other	109.1	103.9	215.3	203.9
Total revenues	655.5	625.0	1,308.3	1,237.4

Cost of revenues:
Product	186.7	185.7	373.4	362.6
Amortization of intangible assets	78.6	76.9	152.5	153.5
Impairment of intangible assets	—	26.6	—	26.6
Service and other	54.2	53.7	107.8	107.0
Total cost of revenues	319.5	342.9	633.7	649.7

Gross profit	336.0	282.1	674.6	587.7

Operating expenses:
Research and development	53.3	49.9	105.2	98.6
Selling and marketing	83.0	78.7	169.0	161.9
General and administrative	60.3	62.1	121.7	129.9
Amortization of intangible assets	27.6	29.1	55.4	55.3
Impairment of intangible assets	—	0.5	—	0.5
Restructuring and divestiture charges	2.0	11.6	10.0	30.0

Total operating expenses	226.2	231.9	461.3	476.2

Income from operations	109.8	50.2	213.3	111.5

Other expense:
Interest expense	(49.4)	(54.4)	(101.9)	(115.7)
Other income (expense), net	0.4	(3.2)	0.2	(1.6)
Debt extinguishment loss	—	(4.4)	(6.7)	(7.4)
Total other expense	(49.0)	(62.0)	(108.4)	(124.7)

Income (loss) before income taxes	60.8	(11.8)	104.9	(13.2)
Provision for income taxes	13.0	5.0	27.9	8.9

Net income (loss)	$47.8	$(16.8)	$77.0	$(22.1)

Net income (loss) per common share:
Basic	$0.17	$(0.06)	$0.28	$(0.08)
Diluted	$0.17	$(0.06)	$0.27	$(0.08)

Weighted average number of shares outstanding:
Basic	280,338	274,589	279,505	273,648
Diluted	287,580	274,589	285,378	273,648

HOLOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	March 28, 2015	September 27, 2014
ASSETS

Current assets:
Cash and cash equivalents	$670.5	$736.1
Restricted cash	4.6	5.5
Accounts receivable, net	381.0	396.0
Inventories	298.2	330.6
Deferred income taxes	—	39.4
Other current assets	62.0	58.2
Total current assets	1,416.3	1,565.8

Property, plant and equipment, net	451.0	461.9
Goodwill and intangible assets	6,034.9	6,244.4
Other assets	129.6	142.6
Total assets	$8,031.8	$8,414.7

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$581.7	$114.5
Accounts payable and accrued liabilities	306.0	354.2
Deferred revenue	156.5	150.9
Total current liabilities	1,044.2	619.6

Long-term debt, net of current portion	3,358.1	4,153.2
Deferred income taxes	1,243.5	1,375.4
Other long-term liabilities	217.4	203.5
Total liabilities	5,863.2	6,351.7
Total stockholders' equity	2,168.6	2,063.0
Total liabilities and stockholders' equity	$8,031.8	$8,414.7

HOLOGIC, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Six Months Ended
	March 28, 2015	March 29, 2014
OPERATING ACTIVITIES
Net income (loss)	$77.0	$(22.1)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	40.7	49.0
Amortization	207.9	208.9
Non-cash interest expense	33.2	35.8
Stock-based compensation expense	25.8	26.1
Excess tax benefit related to equity awards	(6.0)	(4.1)
Deferred income taxes	(79.1)	(164.8)
Asset impairment charges	—	33.3
Debt extinguishment loss	6.7	7.4
Loss on disposal of property and equipment	3.2	3.4
Other	0.7	2.9
Changes in operating assets and liabilities:
Accounts receivable	3.3	21.5
Inventories	29.0	(23.8)
Prepaid income taxes	1.3	44.7
Prepaid expenses and other assets	(2.6)	9.8
Accounts payable	(17.8)	(12.3)
Accrued expenses and other liabilities	(19.3)	(6.5)
Deferred revenue	7.3	9.1
Net cash provided by operating activities	311.3	218.3
INVESTING ACTIVITIES
Net proceeds from sale of business	—	2.4
Purchase of property and equipment	(20.0)	(19.8)
Increase in equipment under customer usage agreements	(19.7)	(18.0)
Net (purchases) sales of insurance contracts	(6.4)	13.8
Purchases of mutual funds	—	(29.7)
Sales of mutual funds	7.7	18.6
Increase in other assets	(0.6)	(1.9)
Net cash used in investing activities	(39.0)	(34.6)
FINANCING ACTIVITIES
Repayment of long-term debt	(357.5)	(562.5)
Payment of debt issuance costs	—	(2.4)
Purchase of interest rate caps	(6.1)	—
Payment of deferred acquisition consideration	—	(5.0)
Net proceeds from issuance of common stock pursuant to employee stock plans	37.4	53.7
Excess tax benefit related to equity awards	6.0	4.1
Payment of minimum tax withholdings on net share settlements of equity awards	(12.1)	(9.1)
Net cash used in financing activities	(332.3)	(521.2)
Effect of exchange rate changes on cash and cash equivalents	(5.6)	(0.5)
Net decrease in cash and cash equivalents	(65.6)	(338.0)
Cash and cash equivalents, beginning of period	736.1	822.5
Cash and cash equivalents, end of period	$670.5	$484.5

HOLOGIC, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
Unaudited) (In millions, except earnings per share)

	Three Months Ended		Six Months Ended
	March 28, 2015	March 29, 2014	March 28, 2015	March 29, 2014
Gross Profit:
GAAP gross profit	$336.0	$282.1	$674.6	$587.7
Adjustments:
Amortization of intangible assets (1)	78.6	76.9	152.5	153.5
Fair value adjustment to depreciation expense (2)	0.8	1.8	1.6	3.5
Acquisition and integration-related costs (3)	0.1	2.9	0.3	5.8
Impairment charges (4)	—	26.8	—	26.8
Other (5)	—	—	—	0.6
Non-GAAP gross profit	$415.5	$390.5	$829.0	$777.9

Gross Margin Percentage:
GAAP gross margin percentage	51.3%	45.1%	51.6%	47.5%
Impact of adjustments above	12.1%	17.4%	11.8%	15.4%
Non-GAAP gross margin percentage	63.4%	62.5%	63.4%	62.9%

Operating Expenses:
GAAP operating expenses	$226.2	$231.9	$461.3	$476.2
Adjustments:
Amortization of intangible assets (1)	(27.6)	(29.1)	(55.4)	(55.3)
Fair value adjustment to depreciation expense (2)	(0.7)	(1.3)	(1.3)	(2.7)
Acquisition and integration-related costs (3)	—	(1.1)	—	(3.3)
Restructuring and divestiture charges (3)	(2.0)	(11.6)	(10.0)	(30.0)
Impairment charges (4)	—	(1.8)	—	(1.8)
Other (5)	—	0.9	(0.1)	0.9
Non-GAAP operating expenses	$195.9	$187.9	$394.5	$384.0

Operating Margin
GAAP income from operations	$109.8	$50.2	$213.3	$111.5
Adjustments to gross profit as detailed above	79.5	108.4	154.4	190.2
Adjustments to operating expenses as detailed above	30.3	44.0	66.8	92.2
Non-GAAP income from operations	$219.6	$202.6	$434.5	$393.9

Operating Margin Percentage
GAAP operating margin percentage	16.8%	8.0%	16.3%	9.0%
Impact of adjustments above	16.7%	24.4%	16.9%	22.8%
Non-GAAP operating margin percentage	33.5%	32.4%	33.2%	31.8%

Interest Expense:
GAAP interest expense	$49.4	$54.4	$101.9	$115.7
Adjustments:
Non-cash interest expense relating to convertible notes (6)	(9.0)	(8.3)	(17.8)	(19.8)
Debt transaction costs (7)	—	(1.0)	—	(1.0)
Non-GAAP interest expense	$40.4	$45.1	$84.1	$94.9

Pre-Tax Income (Loss):
GAAP pre-tax earnings (loss)	$60.8	$(11.8)	$104.9	$(13.2)
Adjustments to pre-tax earnings (loss) as detailed above	118.7	161.8	239.1	303.2
Debt transaction charges (7)	—	4.4	6.7	7.4
Other (5)	—	3.0	—	3.7
Non-GAAP pre-tax Income	$179.5	$157.4	$350.7	$301.1

Net income (loss):
GAAP net income (loss)	$47.8	$(16.8)	$77.0	$(22.1)
Adjustments:
Amortization of intangible assets (1)	106.2	106.0	207.9	208.8
Non-cash interest expense relating to convertible notes (6)	9.0	8.3	17.8	19.9
Restructuring, divestiture and acquisition-related charges (3)	2.1	15.6	10.4	39.0
Fair value adjustments (2)	1.4	3.1	2.9	6.2
Debt transaction charges (7)	—	5.4	6.7	8.4
Asset impairment charges (4)	—	28.6	—	28.6
Other charges (5)	—	2.2	0.1	3.4
Income tax effect of reconciling items (8)	(47.6)	(49.3)	(92.2)	(94.9)
Non-GAAP net income	$118.9	$103.1	$230.6	$197.3

Earnings (loss) per share:
GAAP earnings (loss) per share - Diluted	$0.17	$(0.06)	$0.27	$(0.08)
Adjustment to net earnings (loss) (as detailed below)	0.24	0.43	0.54	0.79
Non-GAAP earnings per share – diluted (9)	$0.41	$0.37	$0.81	$0.71

Adjusted EBITDA:
Non-GAAP net income	$118.9	$103.1	$230.6	$197.3
Interest expense, net, not adjusted above	40.2	45.0	83.4	94.3
Provision for income taxes	60.6	54.3	120.1	103.9
Depreciation expense, not adjusted above	18.9	20.0	37.6	40.4
Adjusted EBITDA	$238.6	$222.4	$471.7	$435.9

Explanatory Notes to Reconciliations:

(1) To reflect a non-cash charge attributable to the amortization of intangible assets.
(2) To reflect non-cash fair value adjustments for additional depreciation expense related to the fair value write-up of fixed assets acquired in the Gen-Probe acquisition.
(3) To reflect restructuring and divestiture charges and certain costs associated with the Company's acquisition(s) and integration plans, which primarily include retention and transfer costs.
(4) To reflect a non-cash impairment charge on certain of the Company's intangible assets and property and equipment related to its MRI breast coils product line to record them at fair value in fiscal 2014.
(5) To reflect the net impact from miscellaneous transactions during the relevant period.
(6) To reflect certain non-cash interest expense related to the amortization of the debt discount from the equity conversion option of the Company's convertible notes.
(7) To reflect non-cash losses for partial extinguishment related to voluntary prepayments and refinancings under the Credit Agreement and related transaction costs.
(8) To reflect an estimated annual effective tax rate of 34.25% and 34.5% for fiscal 2015 and 2014, respectively.
(9) Non-GAAP earnings per share was calculated based on 287,580 and 276,546 weighted average diluted shares outstanding for the three months ended March 28, 2015 and March 29, 2014, respectively, and 285,378 and 276,008 weighted average diluted shares outstanding for the six months ended March 28, 2015 and March 29, 2014, respectively.